Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MTS Systems Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-75880, 333-28661, 333-39388, 333-82582, and 333-136113) on Form S-8 of MTS Systems Corporation and subsidiaries of our report dated December 1, 2009, with respect to the consolidated balance sheets of MTS Systems Corporation and subsidiaries as of October 3, 2009 and September 27, 2008, and the related consolidated statements of income, shareholders’ investment and comprehensive income, and cash flows and the related financial statement schedule II for each of the years in the three-year period ended October 3, 2009, and the effectiveness of internal control over financial reporting as of October 3, 2009, which report appears in the October 3, 2009 annual report on Form 10-K of MTS Systems Corporation and subsidiaries.

Our report refers to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” on September 30, 2007.

/s/ KPMG LLP

Minneapolis, Minnesota
December 1, 2009